Exhibit 10.35

NOTICE OF GRANT AND AGREEMENT FOR	CALLAWAY GOLF COMPANY
STOCK APPRECIATION RIGHT	ID: 95-3797580
2180 RUTHERFORD ROAD
CARLSBAD, CA 92008

PLAN: 2004 INCENTIVE PLAN

1. Grant of SAR. Effective                     (“Effective Date”), you have been granted a Stock Appreciation Right (“SAR”) with respect to shares of Callaway Golf Company (the “Company”) Common Stock upon the following terms:

SHARES SUBJECT TO SAR:

EXERCISE PRICE (PER SHARE):

SCHEDULED EXPIRATION DATE:

VESTING SCHEDULE: One-third ( 1/3rd) of the shares subject to the SAR will vest on each of the first three anniversaries of the Effective Date.

The SAR is granted to you pursuant to the terms and conditions of this Notice of Grant and Agreement of SAR (this “Agreement”), and the Company’s 2004 Incentive Plan (as amended and restated from time to time, the “Plan”), the provisions of which Plan are by this reference incorporated in this Agreement. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling. The Company has provided you with a copy of the Plan and a prospectus for the Plan. Capitalized terms not otherwise defined in this Agreement, including Exhibit A attached hereto, will have the meanings ascribed to them in the Plan.

2. Exercise. In order to exercise a vested SAR, you must deliver a Notice of Exercise (in such form as is designated by the Company) to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require. Notwithstanding the foregoing, if on any day the per share Fair Market Value of the Company’s Common Stock equals or exceeds three (3) times the exercise price listed above (the “Maximum FMV”) you will be deemed to have exercised the SAR to the extent then vested, but you will not be required to deliver a Notice of Exercise to the Company. The date on which you deliver a fully-executed Notice of Exercise, or the date on which the per share Fair Market Value equals or exceeds the Maximum FMV, as applicable, will be deemed to be your Exercise Date. As soon as administratively practicable following the Exercise Date, but not more than 30 days after the Exercise Date, you shall receive a lump sum cash payment (the “Cash Payment”). Subject to applicable tax withholdings, as discussed below, the Cash Payment shall be in an amount equal to the number of vested shares being exercised multiplied by the excess of (i) the lesser of (A) the per share Fair Market Value as of the exercise date of the Company’s Common Stock exercised under the SAR and (B) the Maximum FMV, over (ii) the per share Exercise Price listed above.

You authorize the Company and/or an Affiliate to withhold all applicable tax-related items legally payable by you in connection with a Cash Payment from such Cash Payment, your wages or other cash compensation paid to you by the Company and/or an Affiliate. You acknowledge that the ultimate liability for all tax-related items legally due by you is and remains your responsibility and that Company and/or an Affiliate (a) makes no representations or undertakings regarding the treatment of any tax-related items in connection with any aspect of the SAR grant, including the grant, vesting or exercise of the SAR, or the Cash Payment; and (b) do not commit to structure the terms of the grant or any aspect of the SAR to reduce or eliminate your liability for tax-related items.

3. Vesting. Subject to Section 4 (Term and Termination) and Section 5 (Cancellation, Forfeiture and Rescission) of this Agreement, and subject to the accelerated vesting provisions, if any, set forth in any employment agreement between you and the Company or an Affiliate, as the same may be amended, modified, extended or renewed from time to time, the SAR shall vest (and become exercisable) in accordance with the vesting schedule set forth above subject to your Continuous Service through the applicable vesting dates. The Board may, in its discretion, accelerate the vesting schedule (in which case it may impose whatever conditions it considers appropriate on the accelerated portion). In addition, the entire SAR shall vest and become exercisable immediately prior to any Change in Control, if you are in the Continuous Service of the Company or an Affiliate at that time, provided, however, that the Board of Directors, in its sole discretion, may provide that such SAR does not vest and become exercisable immediately prior to any such Change in Control, and instead provide that the SAR shall be assumed or that an equivalent SAR or right shall be substituted by a successor company, in which case the amount and price of such assumed or substituted SAR shall be determined by adjusting the amount and price of the SAR consistent with the terms of the transaction giving rise to the Change in Control. Notwithstanding the foregoing, if the Board elects to provide that the SAR does not vest in connection with a Change in Control and your Continuous Service is terminated for any reason within one year following such Change in Control, then the entire assumed or substituted SAR shall vest in full and become exercisable immediately upon such termination of your Continuous Service. For purposes hereof, “Change in Control” shall have the meaning set forth in Exhibit A attached hereto.

4. Term and Termination. Subject to Section 5 (Cancellation, Forfeiture and Rescission) hereof, the SAR shall expire on the earlier of (i) the scheduled expiration date set forth above or (ii) in the case of a SAR that has vested, one (1) year after the date on which you cease to provide Continuous Service to the Company or an Affiliate for any reason, including death. Subject to Section 3 (Vesting), if you cease for any reason to provide Continuous Service to the Company or an Affiliate, that portion of the SAR which has not yet vested shall be immediately terminated.

5. Cancellation, Forfeiture and Rescission.

(a) If during your Continuous Service or during any period thereafter that you are receiving Special Severance from the Company, you directly or indirectly disclose or misuse any confidential information or trade secrets of the Company then:

(1) any unexercised portion of the SAR is automatically cancelled as of the date you first committed the act or acts described above (the “Cancellation Date”); and

(2) any exercise of all or any portion of the SAR exercised on or after the Cancellation Date or during the “Look-Back Period” preceding the

2.

Cancellation Date shall be rescinded, and you shall be required to pay to the Company, within ten days of receiving written notice from the Company, the amount of any Cash Payment made to you as the result of any such rescinded exercise.

The Company shall notify you in writing of any such rescission within two years of any such exercise. If you are still providing Continuous Service on the Cancellation Date, the “Look-Back Period” is ninety days. If you are no longer providing Continuous Service on the Cancellation Date, the “Look-Back Period” is the longer of ninety days or the number of days elapsed from the date of termination of your Continuous Service to the Cancellation Date. For purposes of this Agreement, an “indirect” use of the Company’s confidential information or trade secrets shall be presumed to have occurred if you take a comparable position with a competitor in which case you shall have the burden of proving that no use or disclosure of confidential information or trade secrets occurred or will occur.

(b) You hereby agree that the Company may set off against any amount the Company may now or hereafter owe you the amount of any Cash Payment required to be repaid by you to Company under this Section 5. This Section 5 does not limit any other legal or equitable remedy available to the Company. As a condition of each exercise of all or any portion of the SAR, you will be required to certify to the Company on a form of notice of exercise acceptable to the Company that you have not committed any of the acts described in paragraph (a) above.

You acknowledge that you have read each provision of this Section 5 and have had an opportunity to ask questions with respect to this Section. You acknowledge that you understand that the Company is granting the SAR subject to the terms of this Section 5.

            (Holder)

6. Nature of Grant. In accepting the grant, you acknowledge that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b) the grant of the SAR is voluntary and occasional and does not create any contractual or other right to receive future grants of SARs, or benefits in lieu of SARs, even if SARs have been granted repeatedly in the past, and all decisions with respect to future SAR grants, if any, will be at the sole discretion of the Company;

(c) your participation in the Plan shall not create a right to Continued Service with the Company or an Affiliate and shall not interfere with the ability of the Company or an Affiliate to terminate your service relationship at any time with or without cause;

(d) you are voluntarily participating in the Plan;

(e) the SAR is an extraordinary benefit and is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or an Affiliate;

3.

(f) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty, and if the underlying shares of Common Stock do not increase in value, the SAR will have no value; and

(g) in consideration of the grant of the SAR, no claim or entitlement to compensation or damages shall arise from termination of the SAR or diminution in value of the SAR or underlying shares of Common Stock related to the SAR resulting from termination of your Continuous Service by the Company or an Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

7. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the SAR granted under and participation in the Plan or future SARs that may be granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

8. Taxable Event. You acknowledge that your receipt of the Cash Payment upon exercise of the SAR will have significant tax consequences to you and you are hereby advised to consult with your own tax advisors concerning such tax consequences. A general description of the U.S. federal income tax consequences related to SAR awards is set forth in the Plan Prospectus.

9. Amendment. This Agreement may be amended only by a writing executed by the Company and you which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the SAR which is then subject to restrictions as provided herein.

10. Miscellaneous.

(a) The rights and obligations of the Company under this Agreement will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Agreement.

4.

(c) You acknowledge that the SAR granted to you under the Plan, and its underlying Cash Payments, are subject to all general Company policies, including its insider trading policies, as amended from time to time.

11. Severability. The provisions of this Agreement shall be deemed to be severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is held to be invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severed, and in lieu thereof there shall automatically be added as part of this Agreement a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware and applicable federal law.

13. Irrevocable Arbitration of Disputes.

(a) You and the Company agree that any dispute, controversy or claim arising hereunder or in any way related to this Agreement, its interpretation, enforceability, or applicability, that cannot be resolved by mutual agreement of the parties shall be submitted to binding arbitration. The parties agree that arbitration is the parties’ only recourse for such claims and hereby waive the right to pursue such claims in any other forum, unless otherwise provided by law. Any court action involving a dispute which is not subject to arbitration shall be stayed pending arbitration of arbitrable disputes.

(b) You and the Company agree that the arbitrator shall have the authority to issue provisional relief. You and the Company further agree that each has the right, pursuant to California Code of Civil Procedure section 1281.8, to apply to a court for a provisional remedy in connection with an arbitrable dispute so as to prevent the arbitration from being rendered ineffective.

(c) Any demand for arbitration shall be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations.

(d) The arbitration shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures. The arbitration shall be conducted in San Diego by a former or retired judge or attorney with at least 10 years experience in employment-related disputes, or a non-attorney with like experience in the area of dispute, who shall have the power to hear motions, control discovery, conduct hearings and otherwise do all that is necessary to resolve the matter. The parties must mutually agree on the arbitrator. If the parties cannot agree on the arbitrator after their best efforts, an arbitrator will be selected from JAMS pursuant to its Employment Arbitration Rules and Procedures. The Company shall pay the costs of the arbitrator’s fees.

(e) The arbitration will be decided upon a written decision of the arbitrator stating the essential findings and conclusions upon which the award is based. The arbitrator shall have the authority to award damages, if any, to the extent that they are available under applicable law(s). The arbitration award shall be final and binding, and may be entered as a judgment in any court having competent jurisdiction. Either party may seek review pursuant to California Code of Civil Procedure section 1286, et seq.

5.

(f) It is expressly understood that the parties have chosen arbitration to avoid the burdens, costs and publicity of a court proceeding, and the arbitrator is expected to handle all aspects of the matter, including discovery and any hearings, in such a way as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. In particular, the parties expect that the arbitrator will limit discovery by controlling the amount of discovery that may be taken (e.g., the number of depositions or interrogatories) and by restricting the scope of discovery only to those matters clearly relevant to the dispute. However, at a minimum, each party will be entitled to at least one (1) deposition and shall have access to essential documents and witnesses as determined by the arbitrator.

(g) The provisions of this Section shall survive the expiration or termination of the Agreement, and shall be binding upon the parties.

THE PARTIES HAVE READ SECTION 13 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

(Holder)	(Company)

14. Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer, and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all SARs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

6.

IN WITNESS WHEREOF, the undersigned have executed this Notice of Grant of SAR and SAR Agreement as of the Effective Date.

CALLAWAY GOLF COMPANY	HOLDER

By:

7.

EXHIBIT A

1. “Affiliate” means the Company’s “parent” or “subsidiary” as such terms are defined in Rule 405 of the Securities Act (together “Affiliates”). The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition of Affiliate.

2. A “Change in Control” means the following and shall be deemed to occur if any of the following events occurs:

(a) Any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) but excluding the Company and its subsidiaries and any employee benefit or stock ownership plan of the Company or its subsidiaries and also excluding an underwriter or underwriting syndicate that has acquired the Company’s securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(b) Individuals who, as of the effective date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director after the effective date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 20% or more of either the outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual’s election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

(c) Consummation by the Company of the sale, lease, exchange or other disposition (in one transaction or a series of related transactions) by the Company of all or substantially all of the Company’s assets or a reorganization or merger or consolidation of the Company with any other person, entity or corporation, other than

(i) a reorganization or merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of the Company, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

(ii) a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor; or

(d) Approval by the shareholders of the Company or an order by a court of competent jurisdiction of a plan of complete liquidation or dissolution of the Company.

3. “Continuous Service” means that your service with the Company or an Affiliate, whether as an employee, director or consultant, is not interrupted or terminated. A change in the capacity in which you render service to the Company or an Affiliate as an employee, director or consultant or a change in the entity for which you render such service (provided that there is no interruption or termination of your service with the Company or an Affiliate) shall not terminate your Continuous Service. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in the SAR only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to you, or as otherwise required by law.

2.